                            SCHEDULE 14A INFORMATION
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

--------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, For Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                    GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.
                (Name of Registrant as Specified In Its Charter)

                              Not Applicable
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement no.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                    GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 JULY 14, 1998

     Notice is hereby given that the Annual Meeting of Stockholders of GZA GeoEnvironmental Technologies, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, July 14, 1998 at 10 A.M., Eastern daylight savings time, at the Sheraton Needham Hotel, 100 Cabot Street, Needham, Massachusetts (the "Meeting"), for the purpose of considering and voting upon the following matters:

     1. To elect three persons to the Board of Directors, each to serve as a Class I director for a three-year term;

     2. To ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent public accountants for the fiscal year ending February 28, 1999; and

     3. To transact such further business as may properly come before the Meeting or any adjournment thereof.

     As of the date of this Notice, the Board of Directors has no knowledge of any other business to be transacted at the Meeting.

     The Board of Directors has fixed the close of business on Friday, May 22, 1998 as the record date for the Meeting for the determination of stockholders entitled to notice of and to vote at the Meeting and at any adjournments thereof.

                                          By Order of the Board of Directors,



                                          RICHARD M. SIMON
                                          Secretary

June 15, 1998
Newton Upper Falls, Massachusetts








     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE.

     IF MORE THAN ONE PROXY IS ENCLOSED, PLEASE COMPLETE AND RETURN ALL OF THEM.

                    GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.
                               320 NEEDHAM STREET
                    NEWTON UPPER FALLS, MASSACHUSETTS 02464

                                PROXY STATEMENT

         FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 14, 1998

     This Proxy Statement and the enclosed Notice of Meeting and form of proxy are being mailed to stockholders on or about June 15, 1998 in connection with the solicitation of proxies by the Board of Directors of GZA GeoEnvironmental Technologies, Inc. (the "Company") for use at the Annual Meeting of the Company, to be held at the Sheraton Needham Hotel, 100 Cabot Street, Needham, Massachusetts at 10 A.M., Eastern daylight savings time, on Tuesday, July 14, 1998, and at any and all adjournments thereof (the "Meeting").

     On May 22, 1998, the record date for the determination of stockholders entitled to notice of and to vote at the Meeting, there were outstanding and entitled to vote 4,066,968 shares of the Company's common stock, $.01 par value ("Common Stock"). Each share of Common Stock entitles its record holder to one vote on each matter considered at the Meeting.

     Reference to the Company in this Proxy Statement shall include, unless the context does not permit, the Company and its direct and indirect subsidiaries, including, without limitation, GZA GeoEnvironmental, Inc. ("GZA GeoEnviron-mental"), GZA Remediation, Inc. ("GZA Remediation") and GZA Drilling, Inc. ("GZA Drilling").

PROXIES

     Each copy of this Proxy Statement is accompanied by a form of proxy that is being solicited by the Board of Directors of the Company. You are requested to complete, sign, date and promptly return the accompanying form of proxy in the enclosed envelope. Shares of Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the 1998 Annual Meeting in accordance with the instructions therein.

     Proxies that have been properly executed and returned by a stockholder will be voted in accordance with the stockholder's directions. If no choice is specified by the stockholder, then the shares covered by the proxy will be voted in the following manner, as recommended by management: FOR the election of Rose Ann Giordano, Donald T. Goldberg and Thomas W. Philbin as the Class I directors of the Company; and FOR ratifying the appointment of Coopers & Lybrand L.L.P. as the Company's auditors for the 1999 fiscal year.

     Stockholders are encouraged to vote on the matters to be considered. Any proxy signed and returned by a stockholder may be revoked at any time before it is voted. A stockholder may revoke the proxy by (i) notifying the Company's Secretary in writing, (ii) signing and duly delivering a proxy bearing a later date or (iii) attending the Annual Meeting and voting in person. The Company's principal executive offices are located at 320 Needham Street, Newton Upper Falls, Massachusetts 02464.

QUORUM AND TABULATION OF VOTES

     Under the Company's Amended and Restated By-Laws, the holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote at the Meeting will constitute a quorum for the transaction of business at the Meeting. Shares of Common Stock present in person or represented by proxy (including shares that abstain or do not vote with respect to the matter presented for stockholder approval) will be counted for the purpose of determining whether a quorum exists at the Meeting. Holders of Common Stock are entitled to one vote for each share held on each matter submitted to a vote.

     The affirmative vote of the holders of a plurality of the shares of Common Stock properly cast at the Meeting is required to elect each nominee for election as a director.

     The following shares will not be counted as votes cast in favor of a given matter: (i) shares that abstain from voting as to such matter; and (ii) shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to such matter. Each matter will be tabulated separately.

     Votes will be tabulated by the Company's transfer agent and registrar, American Stock Transfer & Trust Company.

                      PROPOSAL ONE: ELECTION OF DIRECTORS

     The Company has a classified Board of Directors consisting of Class I, Class II and Class III directors who serve three-year terms, with the term of one of the three classes expiring each year, concurrently with the Company's Annual Meeting. Currently, the number of directors constituting the full Board of Directors of the Company is ten, consisting of three Class I directors, four Class II directors, and three Class III directors.

     The term of Donald T. Goldberg, Thomas W. Philbin and Irvine G. Reinig II, the Company's current Class I directors, expires immediately following the 1998 Annual Meeting. Mr. Reinig resigned from the Company's Board of Directors effective as of May 1, 1998. The Board has nominated Messrs. Goldberg and Philbin for reelection as Class I directors and has nominated Rose Ann Giordano for election as a Class I director. If elected, the terms of Messrs. Goldberg and Philbin and Ms. Giordano will expire in 2001.

     The term of the Company's Class II directors, M. Joseph Celi, Lewis Mandell, Andrew P. Pajak and William E. Hadge, expires in 2000. The term of the Company's current Class III directors, Timothy W. Devitt, Joseph D. Guertin and David B. Perini, expires in 1999. Paul F. Gorman, who had served as a director of the Company since 1991, resigned from the Company's Board of Directors effective as of September 12, 1997. Mr. Gorman was a Class III Director of the Company. On May 1, 1998, the Board of Directors appointed David B. Perini as a Class III director to fill the vacancy created by the resignation of Mr. Gorman.

     Unless marked otherwise, returned proxies will be voted to elect each of Ms. Giordano and Messrs. Goldberg and Philbin as the Class I directors. Each of Ms. Giordano and Messrs. Goldberg and Philbin have agreed to serve if elected, and the Company has no reason to believe that any of them will be unable to serve. If any of Ms. Giordano or Messrs. Goldberg or Philbin is unable or declines to serve as a director at the time of the Meeting, then the Board will designate another nominee and proxies will be voted in favor of such nominee.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO ELECT MS. GIORDANO AND MESSRS. GOLDBERG AND PHILBIN AS THE CLASS I DIRECTORS OF THE COMPANY.

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning each director of the Company continuing in office, each nominee for election as director, and each executive officer of the Company, including information regarding executive offices held by such persons with the Company's operating subsidiaries.

NAME OF INDIVIDUAL                     AGE                       PRINCIPAL POSITION
------------------                     ---                       ------------------

Donald T. Goldberg(1)(2).............  69    Chairman of the Board of Directors

Andrew P. Pajak......................  48    Director, President and Chief Executive Officer of the
                                             Company; President of GZA GeoEnvironmental

M. Joseph Celi.......................  64    Director and Executive Vice President -- Remediation
                                             Services of the Company; Executive Vice President --
                                             Remediation Services of GZA GeoEnvironmental; President of
                                             GZA Drilling

Richard M. Simon.....................  52    Executive Vice President -- Professional Practice of the
                                             Company; Executive Vice President -- Professional Practice
                                             of GZA GeoEnvironmental

John E. Ayres........................  61    Executive Vice President -- Business Development of the
                                             Company; Executive Vice President -- Business Development
                                             of GZA GeoEnvironmental

Joseph D. Guertin, Jr. ..............  56    Director of the Company; Senior Vice President of GZA
                                             GeoEnvironmental

William E. Hadge.....................  42    Director of the Company; Senior Vice President of GZA
                                             GeoEnvironmental

Joseph P. Hehir......................  53    Executive Vice President, Chief Financial Officer and
                                             Treasurer of the Company

Lewis Mandell(1).....................  55    Director of the Company

Thomas W. Philbin(1).................  58    Director of the Company

Thomas W. Devitt(2)..................  53    Director of the Company

David B. Perini......................  61    Director of the Company

Rose Ann Giordano....................  59    Nominee for Director of the Company

---------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     Donald T. Goldberg has served as the Chairman of the Company's Board of Directors since 1989. Mr. Goldberg also served as the Chief Executive Officer of the Company from 1989 to 1995, and as President of GZA GeoEnvironmental from 1966 to 1990 and from 1992 to 1993.

     Andrew P. Pajak has been Chief Executive Officer and President of the Company and President of GZA GeoEnvironmental since August 1996. Mr. Pajak has been a director of the Company since September 1996. Mr. Pajak was Executive Vice President of Michael Baker Corporation, an engineering, construction and operations and maintenance services firm, from 1994 to 1996, and President and Chief Executive Officer of Baker Environmental, Inc., a wholly-owned subsidiary of Michael Baker Corporation, from 1990 to 1996.

     M. Joseph Celi has been a director of the Company since 1991. In 1997 Mr. Celi was appointed to the position of Regional Operating Officer, Great Lakes and Southern Regions of the Company. Mr. Celi also is responsible for the Company's Brownfields development effort. In 1996 Mr. Celi was also appointed to the positions of Executive Vice President of the Company and President of GZA Drilling.

     Richard M. Simon has been Executive Vice President -- Professional Practice of the Company since 1995 and Executive Vice President -- Professional Practice of GZA GeoEnvironmental since 1992.

Dr. Simon was a director of the Company from 1989 to 1993, and a Senior Vice President of GZA GeoEnvironmental from 1986 to 1992. Dr. Simon also served as Central New England Regional Manager of GZA GeoEnvironmental from 1990 to 1993.

     John E. Ayres has been Executive Vice President -- Business Development of the Company and Executive Vice President -- Business Development of GZA GeoEnvironmental since 1992. Mr. Ayres was a director of the Company from 1979 to 1992 and President of GZA GeoEnvironmental from 1989 to 1992.

     Joseph D. Guertin, Jr. has been a director of the Company since 1996 and has been Senior Vice President of GZA GeoEnvironmental since 1990. Mr. Guertin also was a director of the Company from 1989 to 1991. Mr. Guertin joined the Company in 1976.

     William E. Hadge has been a director of the Company since July 1997. Mr. Hadge joined the Company in 1979 and has served as a Senior Vice President of GZA GeoEnvironmental since 1993.

     Joseph P. Hehir has been the Chief Financial Officer of and Treasurer of the Company since 1993 and an Executive Vice President of the Company since 1998. Mr. Hehir has been Treasurer of GZA GeoEnvironmental since 1988 and was a Senior Vice President of GZA GeoEnvironmental from 1990 to 1995.

     Lewis Mandell has been a director of the Company since 1991. Dr. Mandell has been Dean of the Business School of, and a professor of finance at, Marquette University since 1995. Dr. Mandell was Associate Dean of the Business School of, and a professor of finance at, the University of Connecticut from 1980 to 1995. He also serves as a director of the Variable Annuities of Traveler's Corporation.

     Thomas W. Philbin has been a director of the Company since 1993. Dr. Philbin has been the President and a director of HEC, Inc., an energy conservation consulting firm, since 1991. Dr. Philbin was the Executive Director of Brown, Rudnick, Freed & Gesmer, a Boston law firm, from 1988 to 1990. Dr. Philbin was President of CompuChem Laboratories, Inc., an analytical laboratory specializing in forensic and environmental analysis, from 1987 to 1988.

     Timothy W. Devitt has been a director of the Company since 1993. Mr. Devitt has been Managing Director of Putnam, Hayes & Bartlett, Inc., an economic and management consulting firm, since 1990 and a Principal of that firm since 1987.

     Rose Ann Giordano has been nominated for election as a director of the Company. If elected, Ms. Giordano will replace Irvine G. Reinig II upon expiration of Mr. Reinig's three-year term as a Class I director. Ms. Giordano has been Vice President, Internet Service Provider Business Group of Digital Equipment Corporation, since July 1997. Ms. Giordano also served as Vice President, Internet Business Group of Digital Equipment Corporation from 1994 to 1997 and as Vice President, Middleware Software of Digital Equipment Corporation from 1993 to 1994.

     David B. Perini has been a director of the Company since May 1998. Mr. Perini has been a director and Chairman of Perini Corporation, a general contracting services firm, since 1972. Mr. Perini served as President and Chief Executive Officer of Perini Corporation from 1972 until 1998, and also has served as Vice President and General Counsel of Perini Corporation. Mr. Perini also serves as a director of State Street Boston Corporation.

BOARD AND COMMITTEE MEETINGS

     During the fiscal year ended February 28, 1998 ("fiscal 1998"), the Board of Directors of the Company met seven times. No director attended fewer than 75 percent of the meeting of the Board of Directors and of the committees on which he served.

     The Board of Directors has an Audit Committee, which confers with the Company's independent public accountants concerning the scope of their examinations of the Company's financial statements, the Company's accounting policies and internal accounting controls and the results of the independent public accountants' audit examination, and recommends the selection of the Company's independent public accountants to the Board of Directors. The Committee's duties do not include accounting or auditing functions, which are the responsibility of the Company's officers and its independent public accountants. The Audit Committee met three times in fiscal 1998. The current Audit Committee members are Messrs. Mandell and Philbin, neither of whom is an employee of the Company, and Mr. Goldberg.

     The Board of Directors has a Compensation Committee, which oversees compensation policy, executive salaries, profit sharing, stock options, employee stock purchase and other benefit and incentive compensation plans, and employment contracts. In fiscal 1998, the Compensation Committee met four times. The current Compensation Committee members are Mr. Devitt, who is not an employee of the Company, and Mr. Goldberg, who was employed by the Company on a part-time basis in fiscal 1998. See "Compensation Committee Interlocks and Insider Participation" and "Certain Transactions."

     The Board has no other standing committees.

DIRECTORS' COMPENSATION

     During fiscal 1998, each non-employee director of the Company (Messrs. Devitt, Gorman, Mandell, Philbin and Reinig), was paid an annual retainer of $3,000 plus $1,000 for each Board meeting attended, plus expenses incurred in attending all such meetings. Non-employee directors also may be compensated at the rate of $1,000 per day and receive reimbursement for travel and other expenses for Board related activities. In addition, each of the members of the Company's Compensation Committee and Audit Committee is compensated on a quarterly basis and receives reimbursement for travel and other expenses. Mr. Gorman was compensated at the rate of $1,250 per quarter, and Messrs. Devitt, Mandell and Philbin are compensated at the rate of $750 per quarter. Messrs. Devitt, Gorman, Mandell, Philbin and Reinig received $17,500, $8,500, $16,500, $13,500 and $13,500, respectively, plus reimbursable expenses, for such activities during fiscal year 1998. Each non-employee director also may provide management consulting services to the Company, for which he is compensated at a rate of $150 per hour plus expenses for services so rendered. Messrs. Devitt, Gorman, Philbin, and Reinig received $1,200, $6,450, $1,000 and $1,500 respectively, plus expenses, for such services in fiscal 1998. In addition, in July 1997 each non-employee director was granted 1,000 shares of Common Stock, subject to certain transfer restrictions, in connection with his service on the Board of Directors.

     Directors who are employees of the Company are not compensated separately for serving as directors.

                             EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table provides certain summary information concerning compensation paid to the Company's Chief Executive Officer and President and its four other most highly compensated executive officers (collectively, the "Named Executive Officers") for the fiscal years ended February 28, 1998 and 1997 and February 29, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM COMPENSATION
                                                                            AWARDS
                                            ANNUAL COMPENSATION    ------------------------
                                            --------------------   RESTRICTED    SECURITIES      ALL OTHER
             NAME AND                        SALARY      BONUS       STOCK       UNDERLYING   COMPENSATION($)
       PRINCIPAL POSITION(S)         YEAR      ($)        ($)      AWARDS($)     OPTIONS(#)       (1)(2)
       ---------------------         ----   ---------   --------   ----------    ----------   ---------------
Andrew P. Pajak....................  1998   $178,326    $27,146          --            --         $21,600
  Chief Executive Officer and        1997     96,357     17,000      30,000(3)     75,000          48,637
  President                          1996         --         --          --            --              --

M. Joseph Celi.....................  1998    151,133     10,185          --            --           8,506
  Executive Vice President --        1997    150,295      7,713          --        13,400          12,480
  Remediation Services;              1996    150,010     23,000          --            --          10,263
  President, GZA Remediation

Richard M. Simon...................  1998    142,002     12,427          --            --           6,529
  Executive Vice President --        1997    140,005      7,332          --         6,200           8,514
  Professional Practice of the       1996    140,005      7,955          --            --           8,268
  Company and of GZA
  GeoEnvironmental

John E. Ayres......................  1998    141,045      5,941          --            --           7,740
  Executive Vice President --        1997    139,795      5,300          --            --          10,206
  Business Development of the        1996    140,005      4,615          --            --           9,039
  Company and of GZA
  GeoEnvironmental

William R. Beloff..................  1998    134,763     17,000          --            --           5,877
  Senior Vice President of           1997    130,208     12,500          --         4,000           7,110
  GZA GeoEnvironmental               1996    121,126     21,037       9,546(3)         --           7,332

---------------

(1) Amounts shown consist of the Company's contribution under the Company's 401(k) Profit Sharing Plan and the value of employer-paid premiums for term life insurance programs. The Company's contributions under the 401(k) Profit Sharing Plan in fiscal 1998 were as follows: Mr. Pajak, $6,400; Mr. Celi, $6,400; Mr. Simon, $5,665; Mr. Ayres, $5,634 and Mr. Beloff, $5,355. The
    value of employer-paid premiums for term life insurance paid by the Company in fiscal 1998 were as follows: Mr. Pajak, $522; Mr. Celi, $2,106; Mr. Simon, $864; Mr. Ayres, $2,106 and Mr. Beloff, $522. In addition, amounts for Mr. Pajak include $14,678 reimbursement of non-deductible moving expenses.

(2) The Company's contributions under the 401(k) Profit Sharing Plan in fiscal 1997 were as follows: Mr. Pajak, $0; Mr. Celi, $6,718; Mr. Simon, $6270; Mr. Ayres, $6,270; and Mr. Beloff, $5,754. The value of employer-paid premiums for term life insurance paid by the Company in fiscal 1997 were as follows:
    Mr. Pajak, $812; Mr. Celi, $5,762; Mr. Simon, $2,244; Mr. Ayres, $3,936 and
    Mr. Beloff, $1,356. In addition, amounts shown for Mr. Pajak include a $10,000 sign-on bonus and $37,825 reimbursed to Mr. Pajak for non-deductible moving expenses.

(3) Represents the value, on the date of grant, of shares of Common Stock of the Company("Restricted Stock") granted under the Company's 1995 Stock Incentive Plan. The shares of Restricted Stock vest in five equal annual installments on each of the first five anniversary dates. The unvested portion of the Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of. In the event of termination of employment by the Company for any reason, any unvested Restricted Stock will be forfeited to the Company. In the event that the Company is acquired by, or merged with, another firm, the unvested portion of Mr. Pajak's Restricted Stock will become fully vested.

     Option Grants in Last Fiscal Year. None of the Named Executive Officers were granted stock options during fiscal 1998.

     Option Exercises and Fiscal Year-End Values. The following table sets forth certain information concerning stock options exercised during fiscal 1998 and stock options held as of February 28, 1998 by each of the Named Executive Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                 NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                         SHARES                 UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                        ACQUIRED              OPTIONS AT FISCAL YEAR END     AT FISCAL YEAR END($)(1)
                           ON       VALUE     ---------------------------   ---------------------------
                        EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         NAME             (#)        ($)          (#)            (#)            ($)            ($)
         ----           --------   --------   -----------   -------------   -----------   -------------

Andrew P. Pajak.......     --         --        30,000         45,000         $44,070        $66,105
M. Joseph Celi........     --         --        13,400             --          19,685             --
Richard M. Simon......     --         --         6,200             --           9,108             --
John E. Ayres.........     --         --            --             --              --             --
William E. Beloff.....     --         --         2,400          1,600           3,526          2,350

---------------

(1) Value is based on the last sale price of the Common Stock ($4.969 per share) on February 27, 1998, as reported by the Nasdaq National Market, less the applicable option exercise price. These values have not been and may never be realized. Actual gains upon exercise, if any, will depend on the value of the Common Stock on the date of the sale of the shares.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Compensation Policies. The purposes of the Company's policy for compensating its executive officers are: (i) to establish aggregate compensation levels that are consistent with the Company's financial performance; (ii) to provide appropriate recognition and reward for individual performance and goal achievement, thereby enhancing Company's profitability and thus stockholder value; and (iii) to maintain total compensation levels that are sufficiently competitive to retain and, when necessary, to attract executive officers who can lead the Company in the attainment of its business objectives.

     In fiscal 1998, base salaries were selectively increased so as to remain competitive with the levels of compensation paid by comparable firms. Senior executives and other selected Company employees also may qualify for cash bonuses through participation in the Company's Incentive Compensation Plan. To maintain an emphasis on incentive-based compensation, the dollar increases in base salary for fiscal 1998 were modest, and the amount of bonus compensation that could be earned under the Incentive Compensation Plan based on the Company's performance remained significant.

     In addition to the Incentive Compensation Plan, senior executives are eligible to participate in various benefit programs provided to all full-time employees in varying degrees -- including the Company's 401(k)

Profit Sharing Plan and a supplemental life and accidental death and disability insurance program whereby term insurance premiums are paid by the Company on behalf of senior executives and other selected Company employees.

     Base Salaries. The salaries of the executive officers are established annually by evaluating requirements of each executive officer's position, the contribution of such executive officer to the Company's performance and such executive officer's responsibility, experience and potential. Base salaries of executive officers are intended to be comparable to the salaries paid by a peer group of comparably-sized companies and to salaries of executive officers reported in an environmental industry salary survey. In making such comparisons, the Company's financial performance as well as non-financial measures, such as contributions to the success of the Company's strategic plan, are considered. In fiscal year 1998, the base salaries of the executive officers named in the Summary Compensation Table were selectively increased, as compared with fiscal 1997, to be consistent with their current duties and responsibilities.

     Communications with Stockholders. The Compensation Committee is responsible for communicating with stockholders regarding the Company's compensation policy and to ensure that the Board of Directors understands stockholders' perspectives regarding executive compensation. Members of the Committee may, when appropriate, respond to stockholder concerns about compensation in subsequent reports or proxy statements. Comments and questions may be addressed to any member of the Compensation Committee at GZA GeoEnvironmental Technologies, Inc., 320 Needham Street, Newton Upper Falls, Massachusetts 02464.

                                            Timothy W. Devitt, Chair
                                            Donald T. Goldberg

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee currently consists of Messrs. Devitt and Goldberg. Mr. Devitt is not, nor ever has been, an officer or employee of the Company or of any of its subsidiaries. Mr. Goldberg, who was elected to the Compensation Committee in October 1995, was employed by the Company as its Chief Executive Officer until his retirement in September 1995. Since January 1997, Mr. Goldberg has been employed by the Company on a part-time basis. See "Certain Transactions." There are no family relationships among the executive officers or directors of the Company.

                               PERFORMANCE GRAPH

     The following Performance Graph compares the performance of the Company's cumulative stockholder return with that of a broad market index, the Nasdaq Stock Market Index for U.S. Companies, and with those equity securities of a peer group of issuers in the environmental consulting industry selected by the Company. Issuers in the peer group consist of EA Engineering, Science, and Technology, Inc., Ecology & Environment Inc., EMCON, Fluor Daniel GTI, Inc., Harding Lawson Associates Group, Inc., Versar, Inc. and Roy F. Weston, Inc. The cumulative stockholder returns for shares of the Company's Common Stock and for the market and peer group indices are calculated assuming $100 was invested on March 1, 1992, the date on which the Company's Common Stock commenced trading on the Nasdaq National Market (and assuming the reinvestment of dividends, if any, as of the last day of February in each of the five succeeding years). The Company paid no cash dividends during the periods shown.

                    COMPARISON OF CUMULATIVE TOTAL RETURN OF
                      COMPANY, PEER GROUP AND BROAD MARKET

  MEASUREMENT PERIOD                                                BROAD
(FISCAL YEAR COVERED)            GZA            PEER GROUP          MARKET
1993                               100               100               100
1994                            148.39             95.76            127.41
1995                             77.42             64.25            121.65
1996                             87.10             60.00            167.97
1997                             80.65             48.54            201.61
1998                            128.23             60.92            274.20

                              CERTAIN TRANSACTIONS

     The Company leases certain of its facilities from employees, some of whom are directors, executive officers or stockholders of the Company, or from entities in which such persons have interests.

     The Company's principal facility in Newton Upper Falls, Massachusetts is leased from Donald T. Goldberg, Chairman of the Board of the Company and a beneficial owner of more than five percent of the outstanding Common Stock of the Company, and William S. Zoino, formerly a director and executive officer and currently a beneficial owner of more than five percent of the outstanding Common Stock of the Company. Mr. Goldberg and Mr. Zoino own the property as tenants in common. Rental payments to Messrs. Goldberg and Zoino aggregated $714,000 for fiscal 1998.

     The Company's Brockton, Massachusetts facility is leased from GZA Investment Associates Trust, a Massachusetts business trust in which the Company owns a two-thirds interest together with two other shareholders, Mr. Zoino and Joseph E. Hebert, a former employee of GZA Drilling. Lease payments to GZA Investment Associates Trust totaled $72,000 in fiscal 1998.

     The Company's Providence, Rhode Island facility is leased from GZRI Associates, a Rhode Island general partnership whose partners are Messrs. Goldberg and Zoino and four others, Michael A. Powers, Frank W. Clark, David R. Carchedi and Nicholas A. Campagna, all current employees of GZA
GeoEnvironmental. Lease payments to GZRI Associates totaled $114,771 in fiscal 1998.

     The Company believes that the foregoing leases were entered into on terms no less favorable to the Company than could reasonably have been obtained in arm's-length transactions with independent third parties.

     The Company provides geotechnical design, instrumentation and other consulting services, on a contracting and subcontracting basis, to Perini Corporation and other clients affiliated with or engaged in joint ventures with Perini Corporation. David B. Perini, a director of the Company, is the Chairman of the Board of Directors of Perini Corporation. In fiscal 1998 the Company billed an aggregate of $1.6 million for services provided to Perini Corporation and clients affiliated with Perini Corporation.

     Donald T. Goldberg, Chairman of the Board of Directors and formerly the Company's Chief Executive Officer, is a part-time employee of GZA GeoEnvironmental who manages certain technical projects under contract by the Company. During fiscal 1998, Mr. Goldberg was paid a salary of $95,385 plus expenses and statutory benefits. Since becoming an employee of the Company on a part-time basis, Mr. Goldberg has received no separate compensation for his service as a director.

AGREEMENTS WITH EXECUTIVE OFFICERS

     Each of Messrs. Goldberg, Pajak, Simon, Ayres, Celi, Beloff, Guertin, Hadge and Hehir has entered into a Non-Competition and Non-Disclosure Agreement with the Company which provides, among other things, that following the termination of his employment, and provided that he complies with certain non-competition covenants set forth in the agreement, he may be entitled to receive, for a period of up to twelve months following such termination, his base salary and certain other benefits.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of May 22, 1998 by (i) each person or group known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock; (ii) each of the Company's directors and director nominees; (iii) each of the Named Executive Officers and
(iv) all directors, director nominees and executive officers of the Company as a group. The information as to each person has been furnished by such person.

                                                                     SHARES
                                                              BENEFICIALLY OWNED(2)
                                                              ---------------------
        NAMES AND ADDRESSES OF BENEFICIAL HOLDERS(1)           NUMBER      PERCENT
        --------------------------------------------          --------     --------
Heartland Advisors..........................................  526,500        12.9%
750 North Milwaukee Street
Milwaukee, Wisconsin 53202

William Zoino...............................................  409,368        10.1
175 Moraine Street
Brockton, Massachusetts 02401

Franklin Resources, Inc.(3).................................  265,000         6.5
777 Mariners Island Boulevard
San Mateo, CA 94404

Donald T. Goldberg(4).......................................  242,928         6.0

John E. Ayres(5)............................................  148,563         3.7

Joseph D. Guertin, Jr.(6)...................................  104,264         2.6

Richard M. Simon(7).........................................   69,124         1.7

Andrew Pajak(8).............................................   40,314         1.0

William R. Beloff(9)........................................   38,934         1.0

M. Joseph Celi(10)..........................................   23,696           *

William E. Hadge(11)........................................   18,536           *

Lewis Mandell(12)...........................................    9,100           *

Timothy W. Devitt(13).......................................    8,350           *

Thomas W. Philbin(14).......................................    4,100           *

All directors, director nominees and executive officers
  as a group (15 persons)(15)...............................  752,070        18.2

---------------
  * Less than one percent.

(1) The address of all persons who are executive officers or directors of the Company is in care of the Company, 320 Needham Street, Newton Upper Falls, Massachusetts 02464.

(2) Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to such shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days of May 22, 1998 are treated as outstanding only for purposes of determining the amount and percent owned by such person or group. As of May 22, 1998, there were 4,066,968 shares of Common Stock outstanding.

(3) Franklin Resources, Inc. is the parent holding company for Franklin Advisory Services, Inc., an investment company. Franklin Advisory Services, Inc. has sole power to vote or direct the vote of the shares. The principal stockholders of Franklin Resources, Inc. are Charles B. Johnson and Rupert
    H. Johnson, Jr., so that Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisory Services, Inc. may be deemed to be the beneficial owners of such shares.

 (4) Includes 1,207 shares issued to Mr. Goldberg under the Company's 401(k) Plan and 100,000 shares held by a family trust for certain family members of Mr. Goldberg. Mr. Goldberg, who is not a trustee of the trust, disclaims beneficial ownership of these shares. Mr. Goldberg is the Chairman of the Board of Directors of the Company.

 (5) Includes 1,680 shares issued to Mr. Ayres under the Company's 401(k) Plan. Mr. Ayres is the Executive Vice President--Business Development of the Company and the Executive Vice President--Business Development of GZA Remediation.

 (6) Includes 1,669 shares issued to Mr. Guertin under the Company's 401(k) Plan. Mr. Guertin is a director of the Company.

 (7) Includes 1,677 shares issued to Mr. Simon under the Company's 401(k) Plan and 6,200 shares subject to stock options exercisable within 60 days of May 22, 1998. Mr. Simon is the Executive Vice President--Professional Practice of the Company and the Executive Vice President--Professional Practice of GZA GeoEnvironmental.

 (8) Includes 314 shares issued to Mr. Pajak under the Company's 401(k) Plan and 30,000 shares subject to stock options exercisable within 60 days of May 22, 1998. Mr. Pajak is the President and Chief Executive Officer and a director of the Company.

 (9) Includes 1,478 shares issued to Mr. Beloff under the Company's 401(k) Plan and 2,400 shares subject to stock options exercisable within 60 days of May 22, 1998. Mr. Beloff is the Senior Vice President of GZA GeoEnvironmental.

(10) Includes 1,791 shares issued to Mr. Celi under the Company's 401(k) Plan and 13,400 shares subject to stock options exercisable within 60 days of May 22, 1998. Mr. Celi is the Executive Vice President -- Remediation Services and a director of the Company.

(11) Includes 1,319 shares issued to Mr. Hadge under the Company's 401(k) Plan and 3,600 shares subject to stock options exercisable within 60 days of May 22, 1998. Mr. Hadge is the Senior Vice President of GZA GeoEnvironmental and a director of the Company.

(12) Includes 2,500 shares subject to stock options exercisable within 60 days of May 22, 1998. Mr. Mandell is a director of the Company.

(13) Includes 2,500 shares subject to stock options exercisable within 60 days of May 22, 1998. Mr. Devitt is a director of the Company.

(14) Includes 2,500 shares subject to stock options exercisable within 60 days of May 22, 1998. Mr. Philbin is a director of the Company.

(15) Includes shares described in Notes (4), (5), (6), (7), (8), (9), (10),
     (11), (12), (13) and (14).

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than ten percent of the outstanding Common Stock file with the Securities and Exchange Commission reports of ownership on Form 3 and reports of changes in ownership on Forms 4 and 5. Securities and Exchange Commission regulations require directors, executive officers and greater-than-ten-percent stockholders to furnish the Company with copies of all Forms 3, 4 and 5 filed with the Securities and Exchange Commission.

     Based solely upon a review of Forms 3 and 4 that were furnished to the Company during fiscal 1998, Forms 5 that were furnished to the Company by certain directors and executive officers of the Company with respect to fiscal 1998 and representation letters of certain other directors and executive officers to the effect that Form 5 filings were not required, the Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and greater-than-ten-percent stockholders were fulfilled in a timely manner, except that Messrs. Beloff, Devitt, Mandell, Philbin and Reinig each failed to file on a timely basis one Form 4 with respect to a single transaction, and Messrs. Hadge and Perini each failed to file a report on Form 3 upon becoming a director of the Company during fiscal 1998.

                         PROPOSAL TWO: RATIFICATION OF
                            INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed Coopers & Lybrand L.L.P. as independent accountants to audit the financial statements of the Company for the fiscal year ending February 28, 1999, and submits this appointment for ratification by the stockholders at the Meeting. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to appropriate questions from stockholders.

     If a quorum is present at the Meeting, the affirmative vote of holders of a majority of the Common Stock present or represented and voted at the meeting is required to ratify the appointment of the Company's independent public accountants.

     The Board of Directors recommends that you vote FOR the ratification of the Company's appointment of Coopers & Lybrand L.L.P. as the Company's independent public accountants for the 1999 fiscal year.

                                  SOLICITATION

     The Company will bear the cost of soliciting proxies. Brokers, banks and other nominees will be reimbursed for their out-of-pocket expenses and other reasonable clerical expenses incurred in obtaining instructions from beneficial owners of the Common Stock. In addition to the solicitation by mail, the directors, officers and certain employees of the Company may solicit proxies, without additional remuneration, by telephone, facsimile, telegraph and in person. It is expected that the expense of such special solicitation will be nominal.

                             STOCKHOLDER PROPOSALS

     Any stockholder intending to present a proposal at the 1999 Annual Meeting of Stockholders must submit such proposal to the Company at its offices no later than February 15, 1999 in order to be considered for inclusion in the proxy statement relating to that meeting.

     In addition, under the Amended and Restated By-laws of the Company, any stockholder intending to present at the 1999 Annual Meeting (a) any proposal (other than a proposal by, or at the direction of, the Board of Directors of the Company) relating to nomination of candidates for election as directors of the Company or (b) any other proposal not made by, or at the direction of, the Board of Directors, Chairman of the Board or President of the Company, must give written notice of such proposal (including certain information about any nominee or matter proposed and the proposing stockholder) to the Secretary of the Company not later than May 15, 1999 and not before February 14, 1999; provided, however, that if less than 70 days' notice or prior public disclosure of the scheduled Annual Meeting is given or made, such notice from the shareholder, to be timely, must be given within 10 days following public disclosure or mailing of notice of the meeting, whichever is earlier.

                                 MISCELLANEOUS

     The Board of Directors does not know of any business that will be presented for consideration at the Meeting other than that described in this Proxy Statement. However, if any other business should come before the Meeting, the persons named in the enclosed form of proxy will vote, or otherwise act, in accordance with their best judgment.

                             AVAILABLE INFORMATION

     Stockholders of record at the close of business on May 22, 1998 will receive a Proxy Statement, the Company's Annual Report to Stockholders, which contains detailed financial information concerning the Company, and the Company's Annual Report on Form 10-K for fiscal 1998 (excluding exhibits). The Company will mail, without charge, a copy of the Company's Annual Report on Form 10-K (excluding exhibits) to any stockholder solicited hereby who requests it in writing. Please submit any such written request to Mr. Joseph P. Hehir, Senior Vice President and Chief Financial Officer, 320 Needham Street, Newton Upper Falls, Massachusetts 02464.

                                    PROXY

                   GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.

                              320 NEEDHAM STREET
                   NEWTON UPPER FALLS, MASSACHUSETTS 02464

                   Proxy for Annual Meeting of Stockholders
                         to be held on July 14, 1998




The undersigned hereby constitutes and appoints Donald T. Goldberg, Andrew P. Pajak and Joseph D. Guertin, Jr., and each of them acting singly, as proxies of the undersigned, each with full power to appoint his substitute, and authorizes each of them, and each substitute so appointed, to represent and vote all shares of Common Stock of GZA GeoEnvironmental Technologies, Inc. (the "Company") held of record by the undersigned at the close of business on May 22, 1998 at the Annual Meeting of Stockholders of the Company to be held at The Sheraton Needham Hotel, 100 Cabot Street, Needham, Massachusetts on July 14, 1998 at 10:00 a.m. local time and at any adjournments thereof.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders and of the Proxy Statement relating thereto, and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.


                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                   GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.



Dear Stockholder:

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, July 14, 1998, in order to be voted at the meeting.

Thank you in advance for your prompt consideration of these matters.




Sincerely,



GZA GeoEnvironmental Technologies, Inc.


                                          Please Detach and Mail in the Envelope Provided
----------------------------------------------------------------------------------------------------------------------------------
A  [X] PLEASE MARK YOUR
       VOTES AS IN THIS
       EXAMPLE.

                       FOR ALL  WITH-
                       EXCEPT   HOLD                                                                         FOR  AGAINST  ABSTAIN
1) Proposal to elect    [ ]      [ ]  NOMINEES: Rose Ann Giordano    2) Proposal to ratify the appointment   [ ]    [ ]      [ ]
   the following                                Donald T. Goldberg      of Coopers & Lybrand as the Company's
   nominees to three year terms as              Thomas W. Philbin       independent public accountants for the
   Class I Directors                                                    fiscal year ending February 28, 1999.

To withhold authority to vote for any                                THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF
individual nominee, check the "For All                               DIRECTORS OF THE COMPANY. WHEN PROPERLY EXECUTED, THIS PROXY
Except" box, and strike a line through                               WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED
that nominee's name in the list at right.                            STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE
                                                                     VOTED FOR PROPOSALS 1 AND 2. THE COMPANY HAS RECEIVED NO NOTICE
                                                                     OF ANY OTHER MATTER THAT WILL BE PRESENTED AT THE MEETING.
                                                                     PURSUANT TO RULE 14a-4(c)(1), THIS PROXY WILL BE VOTED IN THE
                                                                     DISCRETION OF THE PERSONS NAMES AS PROXIES AS TO ANY OTHER
                                                                     MATTER AS MAY PROPERLY COME BEFORE THE MEETING. A STOCKHOLDER
                                                                     WISHING TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE
                                                                     BOARD OF DIRECTORS NEED ONLY SIGN AND DATE THIS PROXY AND
                                                                     RETURN IT IN THE ENCLOSED ENVELOPE.

                                                                     Comment/Address Change ______________________________________
                                                                     _____________________________________________________________
                                                                     _____________________________________________________________
                                                                     _______________________________________________________GZA CM
                                                                     RECORD DATE SHARES:

                                                                     PLEASE SIGN, DATE AND MAIL YOUR PROXY CARD PROMPTLY IN THE
                                                                     ENCLOSED ENVELOPE.


Stockholder sign here _____________________________________ Co-owner sign here __________________________________ Date ____, 1998

NOTE: Please sign exactly as name appears above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title.

